Exhibit 3.196

OPERATING AGREEMENT

OF

HARRISON CONFERENCE SERVICES OF MASSACHUSETTS, LLC

A Massachusetts Limited Liability Company

THE UNDERSIGNED is executing this Operating Agreement (this “Agreement”) as of April 4, 2007 for the purpose of (i) effectuating the conversion (the “Conversion”) of Harrison Conference Services of Massachusetts, Inc., a Massachusetts corporation (the “Converted Corporation”), to a Massachusetts limited liability company (the “Company”), and (ii) adopting an operating agreement for the governance of the business and affairs of the Company, each pursuant to the provisions of the Act (as defined below).

1. Name; Formation. The name of the Company shall be Harrison Conference Services of Massachusetts, LLC, or such other name as the Member may from time to time hereafter designate. The Company constitutes a continuation of the existence of the Converted Corporation in the form of a Delaware limited liability company. In accordance with Chapter 156D, Section 9.53 of the Massachusetts Business Corporation Act (the “MBCA”) and Chapter 156C, Section 69 of the Act (as defined below), the Articles of Entity Conversion (converting the Converted Corporation to the Company) and the Certificate of Organization of the Company have been duly executed by a Member or other person designated by a Member (any such person being an authorized person to take such action) and filed in the Office of the State Secretary of the Commonwealth of Massachusetts. As provided in Chapter 156D, Section 9.55(a)(7)(iii) of the MBCA, the existence of the Company is deemed to have commenced on March 26, 1973, the date the Converted Corporation was originally organized under the laws of the Commonwealth of Massachusetts.

2. Definitions. Whenever used in this Agreement the following terms shall have the meanings respectively assigned to them in this Section 2 unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the Massachusetts Limited Liability Company Act, MASS. GEN. LAWS ch. 156C, §§ 1 et seq., as amended from time to time.

Agreement. “Agreement” shall mean this Operating Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company. “Company” shall mean Harrison Conference Services of Massachusetts, LLC, LLC, a Massachusetts limited liability company formed pursuant to the Act and this Agreement.

Member. “Member” shall mean Harrison Conference Associates, LLC, formerly Harrison Conference Associates, Inc., and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

3. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

4. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

5. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

6. Resident Agent and Office. The name and address of the resident agent for service of process on the Company in the Commonwealth of Massachusetts is CT Corporation System, 101 Federal Street, Boston, MA 02110. The office of the Company in the Commonwealth of Massachusetts is 101 Federal Street, Boston, MA 02110.

7. Members. Upon the effectiveness of the Conversion, Harrison Conference Associates, LLC, formerly, Harrison Conference Services, Inc., a Delaware corporation and the sole stockholder of the Converted Company prior to conversion (“Harrison”), is admitted as the sole Member of the Company. New Members of the Company may be admitted upon the written consent of Harrison.

8. Capital Contribution. The cash, property or services previously contributed by Harrison to the Converted Corporation, the identified and agreed value of which are recorded in the books and records of the Company, constitute the capital contribution of Harrison to the Company. Harrison shall have no obligation to make any further capital contributions to the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by Harrison at the time of each such admission.

9. Management. Except as otherwise specifically provided in this Agreement, Harrison shall have the authority to, and shall, conduct the affairs of the Company.

10. Authorized Person. Any officer of the Company is designated as an authorized person to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the State Secretary of the Commonwealth of Massachusetts and all acts committed in furtherance thereof are ratified.

11. Officers.

(a) Harrison shall appoint a President, one or more vice presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as it may deem proper.

(b) The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by Harrison without cause assigned.

(c) The President, vice president and the Treasurer of the Company, and each of them, are hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business, and each of them shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company.

(d) Except as otherwise specifically provided in this Agreement, the officers shall have such duties as usually pertain to their offices except as modified by Harrison, and shall also have such powers and duties as may from time to time be conferred upon them by Harrison.

12. Method of Giving Consent. Any consent of a Member required by this Agreement may be given by a written consent.

13. Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) the entry of a decree of judicial dissolution under Section 44 of the Act.

IN WITNESS WHEREOF, the Member has hereunto set its hand as of the day and year first above written.

Harrison Conference Associates, LLC Sole Member

By:	/s/ Alexander P. Marino
Name: Alexander P. Marino Title: Vice President

3